Exhibit 8.1

September 15, 2016

The Toronto-Dominion Bank

TD Bank Tower

Toronto-Dominion Centre

Toronto, Ontario M5K 1A2

Canada

Ladies and Gentlemen:

We have acted as United States federal tax counsel to The Toronto-Dominion Bank (the “Bank”), in connection with the Registration Statement on Form F-3 filed by the Bank on May 31, 2016 (File No. 333-211718) (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, relating to, among other things, the issuance by the Bank of US$1,500,000,000 aggregate principal amount of 3.625% Non-Viability Contingent Capital Subordinated Notes due 2031 (the “Notes”). The Notes will be convertible into common shares, with no par value, of the Bank in certain circumstances.

We have examined the Registration Statement, the Bank’s prospectus dated June 30, 2016 (the “Base Prospectus”), the Bank’s prospectus supplement dated September 8, 2016 (the “Prospectus Supplement”), the Indenture, dated as of September 15, 2016 (the “Base Indenture”), between the Bank and Computershare Trust Company, National Association, as U.S. Trustee (the “U.S. Trustee”), and Computershare Trust Company of Canada, as Canadian

Trustee (the “Canadian Trustee” and, together with the U.S. Trustee, the “Trustees”), as supplemented by the First Supplemental Indenture, dated as of September 15, 2016 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Bank and the Trustees, and a duplicate of the global master note representing the Notes. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Bank, and have made such other and further investigations as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth. In such examination, we have assumed the accuracy of the factual matters described in the Base Prospectus and the Prospectus Supplement.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Base Prospectus and the Prospectus Supplement, we hereby confirm that the discussion set forth in the Base Prospectus under the caption “Tax Consequences—United States Taxation” as supplemented by the statements made in the Prospectus Supplement under the caption “Tax Considerations—United States Taxation”, insofar as such discussion relates to matters of United States federal income tax law relating to the Notes and the Bank’s common shares, constitutes our opinion as to the material United States federal income tax consequences to U.S. Holders (as such term is defined in the Base Prospectus under the caption “Tax

Consequences—United States Taxation”) of the ownership of the Notes and the Bank’s common shares.

We note that, because the determination of the Bank’s status as a passive foreign investment company (a “PFIC”) for United States federal income tax purposes is based on an annual determination that cannot be made until the close of a taxable year, and involves extensive factual investigation, we do not express any opinion herein with respect to the Bank’s PFIC status.

We do not express any opinion herein concerning any law other than the United States federal income tax law.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Bank’s Report on Form 6-K filed with the Commission on September 15, 2016, and to the reference to our firm under the headings “Tax Consequences—United States Taxation” and “Legal Matters” in the Base Prospectus and the heading “Tax Considerations—United States Taxation” in the Prospectus Supplement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP